As filed with the U.S. Securities and Exchange Commission on November 24, 2025

Registration No. 333-256513

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5

TO

FORM S-1 ON FORM S-3

REGISTRATION STATEMENT NO. 333-256513

UNDER

THE SECURITIES ACT OF 1933

VIMEO, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-4334195
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

330 West 34th Street, 5th Floor

New York, New York 10001

(212) 524-8791

(Address of principal executive offices, including zip code)

Philip Moyer

Chief Executive Officer

Vimeo, Inc.

330 West 34th Street, 5th Floor

New York, New York 10001

(212) 524-8791

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Brandon Van Dyke	Jessica Tracy
Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3743	General Counsel & Secretary Vimeo, Inc. 330 West 34th Street, 5th Floor New York, NY 10001 (212) 524-8791

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company,” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 5 (the “Post-Effective Amendment”) to the Registration Statement on Form S-3 (No. 333-256513) (the “Registration Statement”) is being filed by Vimeo, Inc., a Delaware corporation (the “Registrant”), to withdraw and remove from registration any and all securities of the Registrant that remain unissued and/or unsold under the Registration Statement.

On November 24, 2025, pursuant to the Agreement and Plan of Merger, dated as of September 10, 2025, by and among the Registrant, Bending Spoons US Inc., a Delaware corporation (“Bending Spoons US”), Bending Spoons S.p.A., an Italian societá per azioni (solely for purposes of the sections specified therein) and Bloomberg Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Bending Spoons US (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Bending Spoons US.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. Accordingly, the Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes and withdraws from registration any and all securities of the Registrant that remain unissued and/or unsold under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 5 to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on November 24, 2025.

Vimeo, Inc.

By:	/s/ Jessica Tracy
Name: Jessica Tracy
Title: General Counsel & Secretary

No other person is required to sign this Post-Effective Amendment No. 5 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.